Exhibit 99.1

PARTS iD Announces New Financing with The Lind Partners

And Co-Investment by Certain Company Insiders

CRANBURY, N.J., July 17, 2023 -- PARTS iD, Inc. (NYSE American: ID) (“PARTS iD” or “the Company”) the owner and operator of, among other verticals, “CARiD.com,” a leading digital commerce platform for the automotive aftermarket, today announced two new funding agreements that deliver $7.0 million in immediate proceeds to the Company.

The first is a $3.75 million investment by Lind Global Partners II, LP, an investment fund managed by The Lind Partners, a New York based institutional fund manager (together “Lind”). Two Company insiders, including CEO, Lev Peker and one external investor (together “Investors”) co-invested an additional $3.25 million alongside Lind. The Company intends to use the capital to repay and retire outstanding debt owed to JGB Capital as well as for general working capital needs.

Titan Partners Group, a division of American Capital Partners, LLC, is acting as sole placement agent for the offering.

“This new financing will provide additional flexibility as we continue our focus on enhancing profitability and growing our share of the automotive parts industry,” said Lev Peker. “We are pleased to have The Lind Partners as an investor and appreciate their support of our technology-driven business model.”

Lind Founder, Jeff Easton said, “The large and fragmented automotive aftermarket industry is ripe for increased online penetration, and PARTS iD has made great headway with their proprietary technology. We are excited to be a part of the PARTS iD turnaround story and to support their growth and profitability objectives.”

The new capital obtained from Lind is in the form of a senior-secured promissory note with a 12-month maturity, 0% annual interest rate and is convertible into shares of the Company’s Class A common stock (the “Common Stock”) at the option of Lind. Lind will also receive warrants to purchase 12,837,838 shares of Common Stock exercisable at $0.50 per share. The Company also has the ability to obtain up to a total of $10.0 million of incremental senior-secured debt pursuant to the funding agreement, and expects to draw an additional $1.0 million within 30 days of the closing. The transaction is subject to the satisfaction of customary closing conditions.

The new investment by the Investors is in the form of junior secured promissory notes in the aggregate principal amount of $3.25 million, which are convertible into shares of the Company’s Common Stock pursuant to the terms described therein.

The Company has filed a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) that includes additional details about the funding agreements.

About The Lind Partners.

The Lind Partners manages institutional funds that are leaders in providing growth capital to small- and mid-cap companies publicly traded in the US, Canada, Australia and the UK. Lind’s funds make direct investments ranging from US$1 to US$30 million, invest in syndicated equity offerings and selectively buy on market. Having completed more than 150 direct investments totaling over US$1.5 Billion in transaction value, Lind’s funds have been flexible and supportive capital partners to investee companies since 2011.

About PARTS iD, Inc.

PARTS iD is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche markets. Founded in 2008 with a vision of creating a one-stop eCommerce destination for the automotive parts and accessories market, we believe that PARTS iD has since become a market leader and proven brand-builder, fueled by its commitment to delivering a revolutionary shopping experience; comprehensive, accurate and varied product offerings; and continued digital commerce innovation.

Cautionary Note Regarding Forward-Looking Statements

All statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other such matters, including without limitation, expected future performance, consumer adoption, anticipated success of our business model or the potential for long term profitable growth, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “potential,” “confident,” “look forward,” “optimistic” and similar expressions and their variants, as they relate to us may identify forward-looking statements. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us, particularly those associated with the COVID-19 pandemic and the conflict in Ukraine, which have had wide-ranging and continually evolving effects. We caution that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time, often quickly and in unanticipated ways.

Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements include risks and uncertainties, including without limitation: the ongoing conflict between Ukraine and Russia has affected and may continue to affect our business; competition and our ability to counter competition, including changes to the algorithms of Google and other search engines and related impacts on our revenue and advertisement expenses; the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto; disruptions in the supply chain and associated impacts on demand, product availability, order cancellations and cost of goods sold including inflation; difficulties in managing our international business operations, particularly in the Ukraine, including with respect to enforcing the terms of our agreements with our contractors and managing increasing costs of operations; changes in our strategy, future operations, financial position, estimated revenues and losses, product pricing, projected costs, prospects and plans; the outcome of actual or potential litigation, complaints, product liability claims, or regulatory proceedings, and the potential adverse publicity related thereto; the implementation, market acceptance and success of our business model, expansion plans, opportunities and initiatives, including the market acceptance of our planned products and services; developments and projections relating to our competitors and industry; our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; our ability to maintain and enforce intellectual property rights and ability to maintain technology leadership; our future capital requirements; our ability to raise capital and utilize sources of cash; our ability to obtain funding for our operations; changes in applicable laws or regulations; the effects of current and future U.S. and foreign trade policy and tariff actions; disruptions in the marketplace for online purchases of aftermarket auto parts; costs related to operating as a public company; and the possibility that we may be adversely affected by other economic, business, and/or competitive factors.

Further information on the factors and risks that could cause actual results to differ from any forward-looking statements are contained in our filings with the SEC, which are available at https://www.sec.gov (or at https://www.partsidinc.com). The forward-looking statements represent our estimates as of the date hereof only, and we specifically disclaim any duty or obligation to update forward-looking statements.

Investors:

Brendon Frey
ICR
ir@partsidinc.com

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